Exhibit A

                        RESTATED

              CERTIFICATE OF INCORPORATION

                           OF

              REGENCY HEALTH SERVICES, INC.


                        ARTICLE I

                          NAME

          The name of the Corporation is:

              REGENCY HEALTH SERVICES, INC.

                       ARTICLE II

                    Registered Office

          The address of the registered office of the Corporation in the State of Delaware is Three Christina
Centre, Suite 1414, 201 N. Walnut Street in the City of
Wilmington, County of New Castle and the name of its registered agent at such address is The Incorporators
Ltd.

                       ARTICLE III

                        Business

          The nature of the business and the purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                       ARTICLE IV

                Authorized Capital Stock

          The Corporation shall have the authority to issue one class of stock to be designated Common Stock.
The total number of shares of Common Stock this Corpora-tion will have the authority to issue is thirty-five million (35,000,000) shares, $0.01 par value.

                        ARTICLE V

                         Bylaws

          The Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation.

                       ARTICLE VI

                        Meetings

          The stockholders and directors may hold their meetings and keep the books and documents of the Corpora-tion outside the State of Delaware, at such places as may be from time to time designated by the Bylaws, except as otherwise required by the laws of Delaware.

                       ARTICLE VII

                        Existence

          The Corporation is to have perpetual existence.

                      ARTICLE VIII

                  Election of Directors

          A. The business and affairs of the Corpora-tion shall be conducted and managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be such number as may be fixed from time to time by or in the manner provided in the Bylaws of the Corporation.

          B.   The Board shall be divided into three
classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year and with each director serving for a term ending at the third annual meeting of stockholders of the Corporation follow-ing the annual meeting at which such director was elect-ed.

          C. Newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resigna-tion, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accor-dance with the preceding sentences shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his or her earlier death, disqualification, resignation, or removal. No decrease in the number of directors con-stituting the Board shall shorten the term of any incum-bent director.

                       ARTICLE IX

                   Authority of Board

          The Board of Directors is expressly authorized and shall have such authority as set forth in the Bylaws to the extent such authority would be valid under Dela-ware law; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

                        ARTICLE X

                 Limitation of Liability

          To the fullest extent permitted by Delaware
General Corporation Law as the same exists or may herein-after be amended: (i) a Director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) pursuant to Section 174 of the General Corporation
Law or (d) for any transaction from which the director derived an improper personal benefit; (ii) the Corpora-tion shall indemnify, defend and hold harmless any and all of its existing and former directors, advisory direc-tors, officers, and agents from and against any and all losses, claims, damages, expenses, fees, or liabilities, whether joint or several, incurred by each of them in-cluding but not limited to all legal fees, judgments, penalties or amounts paid in defense, settlement, or compromise, all of which may arise or be incurred, ren-dered, or levied in any legal action or administrative proceeding brought or threatened against any of them for or on account of any action or omission while acting as a director, advisor director, officer, or agent of the Corporation. Any repeal or modification of this
Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a direc-tor of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                       ARTICLE XI

                       Amendments

          The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corpora-tion Law.

                       ARTICLE XII

                   Stockholder Consent

          No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing, without a meeting, to the taking of any action is specifically denied.

                      ARTICLE XIII

                Meetings of Stockholders

          Special meetings of stockholders of the Corpo-ration may be called only by the Chairman of the Board, the President, or the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation. Special meetings of stock-holders may not be called by any other person or persons or in any other manner.